Exhibit 99.1

Pluralsight Strengthens Board of Directors with Appointments of former Citigroup SVP
Leah Johnson and Google VP Bonita Stewart

SILICON SLOPES — October 30, 2018 — Pluralsight, Inc. (NASDAQ: PS), the enterprise technology learning platform, today announced the appointments of Leah Johnson and Bonita Stewart as independent directors for the company.

“We are thrilled to welcome Leah and Bonita, who join us with the leadership and expertise to help guide our continued growth and advance our mission to democratize technology skills,” said Aaron Skonnard, co-founder and CEO of Pluralsight. “Leah and Bonita’s backgrounds and track records are impressive, and their leadership will have a meaningful impact on our business. I’m grateful to have them on the board and excited for their strong contributions to shape Pluralsight’s future.”

Johnson is the founder and CEO of LCJ Solutions, a strategic communications consulting practice specializing in reputation risk management, messaging and change management for marquee clients. Before founding LCJ Solutions, Johnson was the senior vice president of corporate affairs at Citigroup, serving as the chief communications adviser to four CEOs, and vice president of corporate communications for Standard & Poor’s.

Stewart currently serves as vice president of global partnerships at Google, responsible for its US strategic partnerships team representing news and publishing, broadcast, media and entertainment, mobile apps, search, telecommunications and commerce. In her 12-year career at Google, she has held several senior management positions and driven digital transformation across multiple industries. Prior to Google, Stewart served as director of interactive communications for DaimlerChrysler.

“With today’s appointments, Aaron has successfully brought together a well-rounded, expert board that will continue to advise and guide Pluralsight as the company continues on its incredible growth trajectory,” said Gary Crittenden, Lead Independent Director of the Pluralsight Board of Directors and Executive Director of HGGC.

More than 65 percent of Fortune 500 companies and customers across more than 150 countries rely on Pluralsight to close technology skills gaps, keep up with the rapid pace of technology change and advance their technology strategies and innovations. In their board roles, Johnson and Stewart will provide strategic counsel and insight for Pluralsight as it continues expanding its global community of learners and technology leaders.

For more information about Pluralsight, visit pluralsight.com.

About Pluralsight
Pluralsight is an enterprise technology learning platform that delivers a unified, end-to-end learning experience for businesses across the globe. Through a subscription service, companies are empowered to move at the speed of technology, increasing proficiency, innovation and efficiency. Founded in 2004 and trusted by Fortune 500 companies, Pluralsight provides members with on-demand access to a digital ecosystem of learning tools, including adaptive skill tests, directed learning paths, expert-authored courses, interactive labs and live mentoring. For more information, visit pluralsight.com.

Media Contact
DJ Anderson
VP, Communications
dj@pluralsight.com